Exhibit 99.1

Allscripts Contacts:
Dan Michelson	Bill Davis
Chief Marketing Officer	Chief Financial Officer
312-506-1217	312-506-1211
dan.michelson@allscripts.com	bill.davis@allscripts.com

Todd Stein Senior Manager/Public Relations 312-506-1216 todd.stein@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports First-Quarter 2007 Results

Revenue From Software and Related Services Up 81% Over Prior Year

CHICAGO, IL – May 8, 2007 – Allscripts (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, today announced results for the three months ended March 31, 2007.

Total revenue for the three months ended March 31, 2007 was $65.0 million, compared to $42.2 million for the same period last year. Revenue from software and related services for the three months ended March 31, 2007 was $51.2 million, compared to $28.3 million for the same period last year, increasing by approximately 81.0%.

Gross margin percentage was 49.6% for the first quarter of 2007, compared to 47.7% during the first quarter of 2006.

Net income for the three-months ended March 31, 2007 was $4.5 million, or $0.08 per diluted share, compared to net income of $1.3 million, or $0.03 per diluted share, for the same period last year. Reported net income for the three months ended March 31, 2007 and 2006 reflects deal-related amortization of $1.5 million and $0.8 million, respectively, or $0.02 per share for both reported periods, net of tax, and total stock-based compensation of $0.4 million and $0.2 million, respectively, or $0.01 per share for both reported periods, net of tax.

As of March 31, 2007, the Company had cash and marketable securities of $90.0 million.

“Allscripts continued to demonstrate our leadership in the most important segments of the healthcare market, helping our clients to streamline and revitalize their clinical and financial operations and transform healthcare across their communities,” said Glen Tullman, Chief Executive Officer of Allscripts. “Our revenue growth, visibility to sales opportunities and solid bottom-line performance give us confidence in our ability to deliver during the remainder of 2007.”

Allscripts will conduct a conference call on Tuesday, May 8, 2007 at 4:30 PM Eastern Time. The conference call can be accessed by dialing 1-888-644-5594 and requesting the Allscripts earnings call, or via the Internet at www.allscripts.com. A recording of the conference call will be available for a period of two weeks following the call at www.allscripts.com or by calling 1-800-642-1687, ID # 5830038.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company’s business units provide unique solutions that inform, connect and transform healthcare. Allscripts award-winning software applications include electronic health records, practice management, e-prescribing, document imaging, emergency department, and care management solutions, all offered through the Company’s Clinical Solutions units. Additionally, Allscripts provides clinical product education and connectivity solutions for physicians and patients through its Physicians Interactive™ unit, and medication fulfillment services through its Medication Services unit. To learn more, visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2006 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$44,221	$42,461
Marketable securities	20,653	14,553
Accounts receivable, net	57,380	55,579
Deferred taxes, net	29,884	27,437
Inventories	4,257	3,247
Prepaid expenses and other current assets	12,980	10,620

Total current assets	169,375	153,897

Long-term marketable securities	25,142	26,024
Fixed assets, net	15,129	14,094
Software development costs, net	15,871	12,285
Intangible assets, net	75,488	78,050
Goodwill	186,846	188,261
Other assets	4,889	4,999

Total assets	$492,740	$477,610

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,585	$9,294
Accrued liabilities	24,049	26,546
Deferred revenue	43,562	35,549
Current portion of long-term debt	263	258

Total current liabilities	75,459	71,647

Long-term debt	85,373	85,441
Deferred income taxes	3,297	3,915
Other liabilities	4,729	357

Total liabilities	168,858	161,360

Stockholders’ equity	323,882	316,250

Total liabilities and stockholders’ equity	$492,740	$477,610

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Software and related services	$51,240	$28,314
Prepackaged medications	10,229	11,510
Information services	3,553	2,380

Total revenue	65,022	42,204

Cost of revenue:
Software and related services	22,382	11,481
Prepackaged medications	8,308	9,326
Information services	2,059	1,272

Total cost of revenue (a)	32,749	22,079

Gross profit	32,273	20,125

Operating expenses:
Selling, general and administrative expenses (b)	22,374	16,808
Amortization of intangibles	2,576	1,370

Income from operations	7,323	1,947

Interest expense	(933)	(895)
Interest income and other, net	1,037	1,081

Income before income taxes	7,427	2,133

Income taxes	(2,960)	(810)

Net income	$4,467	$1,323

Net income per share – basic	$0.08	$0.03

Net income per share – diluted	$0.08	$0.03

Weighted average shares of common stock outstanding used in computing basic net income per share	54,639	44,903

Weighted average shares of common stock outstanding used in computing diluted net income per share (c)	64,462	47,974

(a)	Includes stock-based compensation of $82 and $0 for the three months ended March 31, 2007 and 2006, respectively.
(b)	Includes stock-based compensation of $574 and $407 for the three months ended March 31, 2007 and 2006, respectively.
(c)	Weighted average diluted shares for the three months ended March 31, 2007 include 7,329 common shares related to the Company’s 3.5% Senior Convertible Notes. Such shares were antidilutive for the three months ended March 31, 2006. Interest expense, net of tax, totaling $523 has been added back to net income for the net income per diluted share calculation for the three months ended March 31, 2007.